IMBIBEdesign.com
Exhibit 10.4

February 1, 2012

Armenian Icewine-Making Proposal (Stage 2)
for
Arto Tavukciyan of Armeau Brands
by IMBIBEdesign

Dear Arto Tavukciyan,

I am very pleased to present you with the following proposal outlining the scope of work, schedule, deliverables, and terms of agreement for the Icewine winemaking in Armenia.

Scope of Work:
1. Winemaking oversight by phone and e-mail
•	Starting with the delivery of grapes to Getnatoun Winery, advise Getnatoun’s winemaking staff on the implementation of the steps outlined in the Winemaking Production Instructions, produced earlier.
•	Consultation to Getnatoun to occur by e-mail or occasional telephone conference call. Hrach Kaspar will be available to translate.
•	The consultation will take the wine from grapes through pressing, fermentation, fining, stabilization and filtration.
2. Site Visit
•	Travel to Armenia during the second week of February, 2012. Interpreter will be provided by the client, if necessary. Expected length of travel is one week.
•	Attend daily at Getnatoun Winery for a period of a week to personally oversee the progress of the fermentation, help with necessary lab tests, and to advise on corrective measures needed.
•	Meet with Getnatoun staff to answer any questions, and to demonstrate the steps needed to guide the wine through fermentation and finishing.
•	Give regular technical and descriptive data to project owner.
•	Research best bottling facility options (Getnatoun, 365 Wines, etc)
•	Meet with Vahik of 365 Wines to discuss any processing issues, and to obtain samples for blending trials.
•	Conduct basic bench trials for possible Icewine Blends.
3. Follow-Up and Report on Site Visit, Recommendations
•	After return to Canada, continue to monitor fermentation and wine analysis results, and advise on finishing steps and their timing.
•	Write brief report on the results of trip, meetings held, and the results of the bench trials.
•	Lay out next steps (selection of bottling facility, packaging choices, product development)

IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com

IMBIBEdesign.com
Fees:                                                                                                                                                  $3,600
Assuming no major problems during the winemaking procedure, IMBIBEdesign’s fee for the above scope of work will be $3,600, plus an airfare allowance of $1200, and HST. We are assuming a total of 9 days of travel and client visits in Armenia involving Tilman Hainle, as well as 20 hours of consultation from Canada. Should a major problem arise during winemaking that necessitates a significant increase in the amount of consultation required (such as a new winery partner needing instructions), IMBIBEdesign and Armeau Brands will come to an agreement as to the additional work.

Additional services, such as change in the scope of work by the Client, will be billed at our normal hourly billing rates of $135, or negotiated separately.

Travel time and air travel costs to and from Armenia is included in this proposal.

A retainer of $3,000 will be required by IMBIBEdesign in order to begin work. Billing will occur on a monthly progress basis.

Reimbursable Expenses:
Reimbursable expenses will be charged at cost.  Reimbursable expenses are not included in our fee indicated.
IMBIBEdesign reimbursable expenses include, but are not limited to:
•	printing or copying of documents
•	delivery, courier, Parcel Post or similar charges
•	internet and telephone charges incurred while traveling and working on behalf of the client
•	travel, accommodation, and meal costs not covered by the client, as necessary to perform outlined duties
•	necessary lab tests
Note: It is Armeau Brand’s intention to cover Tilman Hainle’s necessary ground transportation, accommodation, interpretation services, meals, etc.

Deliverables:
IMBIBEdesign will complete and document all of the services described in this proposal:
•	Regular reports on vinification progress, and state of Icewine
•	Meeting with Getnatoun staff and instructions on winemaking steps
•	Meeting with Vahik of 365 Wines
•	Report on initial blending trials

The final documents will be presented electronically, and on request in printed form. A face-to-face client meeting to present and discuss the report can be arranged.

Additional services, outside the stated scope of work, necessary to complete the stages as noted above will be either the responsibility of the Client or delivered by IMBIBEdesign as negotiated with the Client. It is the Client’s responsibility to provide IMBIBEdesign with the requested information and the support (such as translation) necessary to complete the above services.
IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com

IMBIBEdesign.com
Proposed Project Schedule:
•	The Scope of Work is scheduled to occur starting on January 21, 2012.
•	The travel to Armenia will occur between the dates of February 12 and February 23, 2012
•	The Client understands that IMBIBEdesign has other clients and ongoing projects, which will make demands on IMBIBEdesign resources during the time frame that this work will occur.

Conditions:
•	This proposal is valid until February 3, 2012.
•	No warranty or representation, expressed or implied, is included or intended in our proposals, contracts, plans, recommendations or reports. The Client shall hold IMBIBEdesign harmless in and from all claims, liabilities, damages and detriments not arising from the IMBIBEdesign’s actual negligence or malfeasance.
•	Armeau Brands agrees not to use IMBIBEdesign’s name, or Tilman Hainle’s name in any publicity connected to the Armenian Icewine project, until IMBIBEdesign and Armeau Brands have reached an agreement regarding that use.
•	IMBIBEdesign will assume that data, information and work supplied by the Client, and the winery partners is complete, accurate and suitable.
•	The retainer will be held by IMBIBEdesign, and applied to the final invoice related to this Scope of Work.
•	IMBIBEdesign’s invoices are due on receipt. A financing charge of 1.5% per month will apply to unpaid balances after 30 days from the date of invoice.

Confidentiality:
IMBIBEdesign is willing to execute a separate confidentiality and non-disclosure agreement, if necessary.

Termination:
•	Either party upon thirty days written notice may terminate this agreement.
•	This agreement may be terminated upon seven days written notice should the other party fail substantially to perform in accordance with its terms, through no fault of the party initiating the termination.
•	Termination can occur at any point in the process, and the Client will be required to pay for services completed at the point of termination.

IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com

IMBIBEdesign.com
Next Steps:
•	This stage of the project takes the Icewines through to “ready for bottling” status. During the Armenian visit, we will assess the suitability of the bottling facilities. The hope is that either Getnatoun or 365 Wines (or another winery) will be able to complete the kind of critical sterile bottling procedure necessary for a wine with residual sweetness. If this is not the case, we will need to investigate further.

•	Leading up to the bottling process, packaging decisions will need to be made, in conjunction with the marketing plan, and the branding of the product. While these are outside of this scope of work, IMBIBEdesign has a great deal of experience in this field, and would be pleased to advise on this.

•	The preliminary blending trials to be conducted in Armenia (included in the scope of work) are meant to give Armeau Brands an indication of what kind of Icewine-related products may be most promising. Further work will be needed once the Icewine is finished and stabilized, and Armeau Brands has identified which kinds of products it would like to pursue.

On behalf of IMBIBEdesign, I’m very pleased to present you with this proposal, and look forward to being able to guide the Icewines toward a successful conclusion.

Please sign and date this document below and return a copy so that we may proceed. If you authorize us verbally or electronically to proceed prior to our receiving a signed copy, we will assume that you have agreed to accept the terms stated here, and on that basis, we will proceed with the services.

For your convenience, we also offer the ability to make payments by VISA and MasterCard credit cards.

Please do not hesitate to contact me with any questions you might have.

Kind Regards,

Tilman Hainle
IMBIBEdesign

Accepted, Date Feb 7, 2012

Client Armeau Brands Inc.

Authorized Signature /s/ Arto Tavukciyan

Print Name Arto Tavukciyan
IMBIBEdesign.com 5266 Coldham Rd, Peachland, BC, Canada  V0H 1X2
Tel: 250.448.6112 E: info@imbibedesign.com